Exhibit 10.4

Cement Supply Agreement

This Cement Supply Agreement (the “Agreement”), dated as of January 12, 2024 (the “Effective Date”), is entered into by and between ZONA FRANCA ARGOS S.A.S., a sociedad por acciones simplificadas organized and existing under the laws of the Republic of Colombia (hereinafter referred to as the “Seller”), and ARGOS USA LLC, a Delaware limited liability company (hereinafter referred to as the “Buyer” and together with the Seller, referred to as the “Parties”).

WHEREAS, on September 7, 2023, Argos North America Corp., Cementos Argos S.A., Argos SEM LLC, Valle Cement Investments, Inc., Summit Materials, Inc., a Delaware corporation entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which Argos SEM LLC and Valle Cement Investments, Inc. agreed to sell and Summit Materials, Inc. agreed to purchase all of the issued and outstanding equity securities of Argos North America Corp. (the “Transaction”);

WHEREAS, the Seller owns a cement plant facility located at Cartagena, Colombia (the “Cartagena Plant”);

WHEREAS, the Buyer desires to purchase cement from the Seller, in accordance with the terms set forth herein;

WHEREAS, prior to the consummation of the Transaction, the Seller had entered into a Cement Supply Agreement, dated October 7, 2022, with Argos USA LLC (“Argos USA”), a limited liability company formed under the laws of Delaware (as amended prior to the date hereof, the “Original Supply Agreement”), in which the Seller agreed to sell and Argos USA agreed to purchase certain quantities of cement in bulk; and

WHEREAS, on the Effective Date, the Buyer and Transatlantic Cement Carriers Inc. (“TACC”) entered into a Logistics Service Agreement (the “Logistics Agreement”), whereby the Buyer delegated to TACC the hiring of a pneumatic vessel and open hatch/conventional vessels to transport the cement purchased from the Seller under this Agreement.

NOW, THEREFORE, and in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree to the following terms and conditions:

ARTICLE I
Scope of Agreement, Term, Passage of Title and Risk

Section 1.01     Scope of the Agreement. The Seller hereby agrees to sell and the Buyer hereby agrees to purchase certain quantities of Portland Cement Type 1L in bulk (the “Product”) delivered FOB Cartagena, Colombia - INCOTERMS 2020. From time to time, the Parties may negotiate in good faith for the Seller to sell and the Buyer to purchase certain quantities of Type I/II cement, and such cement shall be deemed a “Product” for purposes of this Agreement.

Section 1.02     Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect until December 31, 2028 (the “Initial Term”).

For the purposes of this Agreement, “Contract Year” shall mean each period during the term of the Agreement between (and including) January 1 and December 31 of each calendar year, provided that the first Contract Year shall be from the Effective Date through December 31 of the same calendar year as the Effective Date.

The term of this Agreement may be extended for additional three (3)-year periods by mutual agreement by the Parties in writing. The Parties agree that for a period of two (2) months beginning six (6) months prior to the end of the Initial Term (or such other period of time to be mutually agreed by the Parties), the Parties shall negotiate in good faith to determine the renewal of the term of the Agreement and the terms and conditions applicable thereto.

This Agreement may also be terminated pursuant to the terms and conditions of Section 6.02(c), Section 8.13 or at any time upon mutual written agreement of the Parties.

Section 1.03     Passage of Title and Risk. Title to and risk of loss of the Product sold pursuant to this Agreement shall not be delayed and shall pass from the Seller to the Buyer when the Product is on board the vessel as set forth in A5 and B5 clauses of the FOB INCOTERM governing this Agreement as per INCOTERMS 2020 as published by the International Chamber of Commerce.

Article II
Quantity, Quality, Samples and Testing

Section 2.01     Quantity. The total quantity of Product delivered over the Initial Term (other than the first Contract Year) shall be [***] metric tons (“MT”) (-15%), with approximately [***] MT (-15%) to be delivered in each Contract Year (other than the first Contract Year), subject to the terms and conditions of this Agreement. Prior to each Contract Year (other than the first Contract Year, which will be subject to the terms and conditions of Section 2.01(h)), the Parties shall mutually agree to the minimum quantity of Product to be delivered during such Contract Year (the “Contract Year Minimum”); provided that the total quantity of Product to be delivered during each Contract Year shall be no less than [***] MT (other than the first Contract Year, which will be subject to the terms and conditions of Section 2.01(h)) (the “Minimum Volume”). The Parties acknowledge and agree that the Product shall be delivered throughout the Initial Term according to the capacity of the Cartagena Plant, in lots to be agreed by the Parties on a tentative shipping schedule, on an annual basis in accordance with the terms and conditions set forth herein. For each Contract Year during the term of the Agreement:

(a)     Other than with respect to the first Contract Year, which will be subject to the terms and conditions of Section 2.01(h), approximately [***] MT of Product shall be shipped to pneumatic port terminals on the East Coast (as of the date hereof, [***]) or [***] via pneumatic vessels, based on the carrying capacity of the available vessel and with specific quantities and locations to be designated by the Buyer; provided that, in connection with establishing the Annual Forecast (as defined below) for the fourth Contract Year, the Parties shall agree in good faith the aggregate amount of Product to be shipped via pneumatic vessels for both the fourth and fifth Contract Years.

(b)      Other than with respect to the first Contract Year, which will be subject to the terms and conditions of Section 2.01(h), approximately [***] MT of Product shall be shipped to open hatch/conventional port terminals (as of the date hereof, [***]) via open hatch/conventional vessels and with specific quantities and locations to be designated by the Buyer; provided that, in connection with establishing the Annual Forecast (as defined below) for the fourth Contract Year, the Parties shall agree in good faith the aggregate amount of Product to be shipped via open hatch/conventional vessels for both the fourth and fifth Contract Years.

(c)     The Coordination Committee (as defined below) will agree on an annual forecast (an “Annual Forecast”) for the committed volume by port terminal of destination by two (2) months prior to the start of the applicable Contract Year (other than for the first Contract Year, for which the initial Annual Forecast is set forth on Exhibit A hereto), with the tentative breakdown per each month, in order for the Seller to plan with sufficient anticipation its monthly production. Any change in the port terminal of destination set forth in the Annual Forecast shall be agreed by both Parties.

(d)     Based on the Annual Forecast as stated hereinabove, (i) for open hatch/conventional vessels, the Buyer shall agree with the Seller on a monthly basis an updated Annual Forecast including firm commitment for the subsequent two (2) months, at least fifteen (15) calendar days prior to the first day of each month, and (ii) for the pneumatic vessels, the shipping schedule shall be based on the vessel’s consecutive voyage rotation, in which case, the Buyer shall agree with the Seller an updated Annual Forecast at least fifteen (15) calendar days prior to the first day of each month.

(e)     The Buyer shall, in each Contract Year, whether or not it has taken delivery of the Minimum Volume, other than as a result of breach by the Seller of this Agreement or a Force Majeure Event (as hereafter defined), pay for an annual tonnage of the Product equal to the product of (i) the difference between (x) the Minimum Volume and (y) the number of tons of Product that the Buyer has actually taken that Contract Year multiplied by (ii) US$[***].

(f)     The Seller shall, in each Contract Year, whether or not it has delivered the Minimum Volume, other than as a result of the breach by the Buyer of this Agreement or a Force Majeure Event, pay for an annual tonnage of the Product equal to the product of (i) the difference between (x) the Minimum Volume and (y) the number of tons of Product that the Seller has actually delivered that Contract Year multiplied by (ii) US$[***].

(e)     The Parties agree that the sums payable under this Section 2.01 shall constitute liquidated damages and not penalties and are in addition to all other rights of the Parties under this Agreement.

(h)     The Seller represents and warrants that, prior to the Effective Date, the Original Supply Agreement has been amended to (i) provide a maximum volume of [***] MT of Product for the 2024 Contract Year and (ii) adopt the pricing provisions of Article III of this Agreement, mutatis mutandis, with respect to pricing of the Product for the 2024 Contract Year. Seller represents and warrants that, as of the Effective Date, the Original

Supply Agreement has been terminated. The Parties agree that for the first Contract Year, the Minimum Volume shall be calculated by reference to the agreed forecast under the Original Supply Agreement for the calendar year that includes the first Contract Year (the “Reference Volume”); provided, that the Buyer shall have the right, by written notice to the Seller during the fifteen (15) days following the Effective Date, to decrease the Reference Volume by up to ten percent (10%) to the extent that (A) any such decrease would not result in the Reference Volume being less than [***] MT and (B) as a result of such decrease, the quantity of Product to be delivered to pneumatic port terminals during the calendar year that includes the first Contract Year (including Product delivered pursuant to the Original Supply Agreement prior to the Effective Date) is not less than the greater of (1) [***] MT and (2) the quantity of Product to be delivered to pneumatic port terminals that had previously been agreed under the Original Supply Agreement for the calendar year that includes the first Contract Year. The Minimum Volume and the Contract Year Minimum for the first Contract Year shall each be the amount equal to: (x) the Reference Volume minus (y) the quantity of Product that has been delivered prior to the Effective Date under the Original Supply Agreement during the calendar year that includes the first Contract Year.

(i)     In the event that TACC is not able to provide a substitute pneumatic vessel as set forth in Section 1.01(c) and Section 1.01(d) of the Logistics Agreement, the Buyer will use reasonable efforts to arrange for the shipment of the Product to open hold vessel destinations by instruction to TACC pursuant to the Logistics Agreement. If no open hold vessel destinations are available, then the Buyer shall promptly notify the Seller, and the Seller may sell such quantities of Product that are not being shipped for the benefit of the Buyer to any third parties, provided that the applicable Minimum Volume of Product shall be adjusted to reflect the volume of Product that could not be shipped to open hold vessel destinations by the Buyer, and, for the avoidance of doubt, neither of the Parties shall be liable for the payment of the liquidated damages set forth in Section 2.01(e) or Section 2.01(f).

Section 2.02     Quality. The Product to be supplied shall (a) when loaded on board the carrying vessel, comply with ASTM C 595 in case of Type 1L or with ASTM C 150 in case of Type I/II and the specifications set forth in Exhibit B hereto (the “Specifications”) and (b) be from an approved source on the “Qualified Product List” (QPL) for Portland Cement Manufacturers of the Department of Transportation in each state in which the Buyer sells the Product. Department of Transportation approval shall be obtained by the Buyer in each state in which the Buyer sells the Product.

In the event that the Product becomes unavailable from the Cartagena Plant due to an unplanned plant outage or a disruption of services from the Cartagena Plant, the Seller shall supply the Product from another source provided that such Product meets the Specifications and that such other source meets the requirements set forth in the immediately preceding paragraph, either through one of its affiliates or from a third party. In this case, the Seller shall sell the Product to the Buyer on cost and freight (“CFR”) basis and the applicable price shall be the import parity price set forth in Section 3.01.

Section 2.03     Sampling and Testing. For each shipment of the Product, the Seller shall ensure that the Product loaded on board the carrying vessel shall be sampled and tested as follows:

(a)     A surveyor at load port, to be agreed by the Parties, shall obtain a composite sample at load port, from at least one (1) kilogram samples, as the case may be, taken approximately every one thousand (1,000) MT from the system loading the cargo. The Buyer shall have the option to request an independent surveyor, in which case the Buyer shall bear the costs for such independent surveyor. Upon request from the Buyer, the Seller shall send to the Buyer the surveyor’s standard operating sampling procedures.

(b)     Such composite sample shall be split into three (3) sub samples of five (5) kilograms each, which shall be placed into suitable airtight and waterproof containers, sealed and signed by the surveyor.

(c)     The Seller shall cause such containers to be marked by the surveyor with the date of shipment, the name of the vessel, and the name of the producer, and to be promptly dispatched as follows: (i) one to be put on board the vessel or sent by express courier service to the laboratory indicated by the Buyer in its instructions, (ii) one to be tested immediately by the shipper’s laboratory, and (iii) one to be kept by the surveyor for at least ninety (90) days for future reference if necessary.

(d)     The Seller shall bear the costs for the sampling, dispatching and testing at the Cartagena Plant.

(e)     The Seller shall cause the result of the shipper’s laboratory to be sent by e-mail to the Buyer as soon as reasonably practicable after it becomes available.

(f)     Any quality discrepancy shall be notified by the Buyer to the Seller, to the attention of the Quality Control of the Cartagena Plant, in writing by e-mail reasonably promptly upon receipt of the results of the comparative testing obtained in accordance with the clauses above, stating the nature of the quality difference noted. In any case, such notification shall be served by the Buyer to the Seller, to the attention of the Quality Control of the Cartagena Plant, no later than forty-five (45) days after bill of lading date.

(g)     In the event of a significant quality discrepancy, then the sample retained by the surveyor shall be sent to Construction Technology Lab Group for comparative testing and all costs related thereto shall be borne by the Party at fault of such discrepancy. The result of the Construction Technology Lab Group test shall be final and conclusive (in the absence of manifest error) for both Parties in respect to the compliance of the Product to the Specifications.

(h)     In the event that any shipment of the Product is determined to be outside the Specifications, as evidenced by final laboratory tests obtained in accordance with the procedure set forth above, then the Parties shall endeavor to amicably settle the dispute by agreeing to a price adjustment that reasonably reflects the change from the Specifications. In the event that the Parties are unable to negotiate such price adjustment or find any other settlement during a negotiation period of thirty (30) days beginning on the day of receipt of the results of the Construction Technology Lab Group, either Party may submit such dispute to resolution in accordance with Article IX.

Section 2.04     Coordination Committee. The Parties shall each appoint a number of members (to be agreed by the Parties from time to time) to act as a coordinators under the Agreement and such members will form a coordination committee (the “Coordination Committee”). One designated member appointed by each Party to the Coordination Committee will have authority to act on the appointing Party’s behalf with respect to the matters set forth in the Agreement. Additionally, the Parties agree that TACC shall have the right to appoint at least one member of the Coordination Committee. The Coordination Committee will be directly responsible for coordinating and managing the supply of the Product under the Agreement and periodically addressing issues and matters raised by the other Party related to the Agreement. Each Party and TACC may change a Coordination Committee member from time to time upon written notice.

Article III
Price and Payment

Section 3.01     Price. The price of the Product (the “Price”) shall be on a FOB (Cartagena) basis. INCOTERMS 2020 shall apply. [***]:

(a)     [***].

(b)     Any harbor duties, dues, wharfage, port fee or other and/or taxes or levies on the cargo at the loading port shall be for the Seller’s account and at the unloading port shall be for the Buyer’s account.

(c)     The weight of each shipment shall be determined by a draft survey carried out by the Seller at the loading port. Such weight shall be used for invoicing and shall appear on the bill of lading. Costs of the draft survey at loading port shall be borne by the Seller.

(d)     The Buyer has the right to perform, directly or through an independent surveyor, a draft survey at the unloading port. Such draft survey performed at the unloading port shall be done at the time and cost of the Buyer. Such survey certificate shall be sent promptly to the Seller.

(e)     Should there be a discrepancy of more than two percent (2%) between surveys at the loading and unloading ports, the average of loading and unloading surveys shall govern. Any discrepancy of more than two percent (2%) shall be settled by the Parties within thirty (30) calendar days from the date of the draft survey performed by the Buyer. If the Parties cannot reach an agreement within these thirty (30) calendar days, either Party may submit such dispute to resolution in accordance with Article IX.

(f)     The balance in the settlement of the quantity difference shall be reconciled by the Seller in the form of a debit/credit note. The Seller shall issue such debit/credit note with the next invoice to be issued to the Buyer.

Section 3.02     Date of Payment. Each invoice due and payable under this Agreement shall be paid within thirty (30) days of the bill of lading date.

Section 3.03     Failure to Pay. Any undisputed amount not paid in accordance with the timing set forth in Section 3.02 shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate from the due date of such amount to the date such amount is paid.

For purposes of the above:

“Applicable Rate” shall mean the Prime Rate plus one and one half percent (1.5%) per annum or if such rate is higher than the maximum rate that can be charged in commercial transactions as determined by the Superintendencia Financiera de Colombia, such maximum rate.

“Prime Rate” shall mean the rate per annum publicly announced by J.P. Morgan Chase Bank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

Article IV
Shipments, Loading Port and Lay Term

Section 4.01     Shipping and Scheduling. Every Contract Year, the Parties shall agree on a shipping schedule. Based on each Contract Year Minimum, the tonnage shall be allotted according to the shipments needed in each of the Buyer’s port terminals in the United States of America.

Section 4.02     Computing Laytime. Upon arrival at the loading port, the vessel shall tender the notice of readiness (“NOR”) to the Seller or its agent, as per the applicable loading conditions for the Cartagena port as stated in Exhibit C hereto.

The time within which the cargo shall be loaded (“Laytime”) shall start to count as per loading conditions for the Cartagena port as stated in Exhibit C; provided that the vessel has permission granted by the medical authorities at loading port, denoting that the vessel has a clean bill of health and is in all respects ready to load and it has entered at customs for outward loading. Time lost in waiting for berth shall count as Laytime, but actual steaming time from waiting anchorage to berth shall not count. In case the Buyer can arrange to load before Laytime commences, actual time shall be used to count the Laytime. On super holidays (i.e., New Year’s Day, Christmas Day, Good Friday), Laytime starts to count (or continues) the next day at 7:00 a.m.

Any Laytime calculation shall be totally settled between the Parties within thirty (30) calendar days of receipt of relevant documents (e.g., time sheet, NOR and statement of facts duly signed by the ship’s agent and the captain or first officer of the vessel (the “Master”)).

If the time used for loading exceeds the Laytime allowed, then the Seller shall pay the Buyer a penalty charge for delaying the vessel beyond the allowed Laytime (“Demurrage”) in respect of such excess time. Demurrage rate shall be defined as per applicable charter party. Demurrage rate shall be in United States Dollars and applicable per day or pro rata. The Seller is entitled to half dispatch for all time saved whether shipment is done in a conventional bulk carrier or in a pneumatic vessel (“Dispatch”). Demurrage and Dispatch shall be paid by the applicable Party to the other Party within thirty (30) calendar days upon Laytime settlement and presentation of invoice, supported by the relevant time sheet, NOR and the statement of facts signed by the ship’s agent and the Master.

The Demurrages caused in the unloading port shall be borne by the Buyer and the Demurrages caused at loading port shall be borne by the Seller. Any discrepancy shall be discussed and settled in good faith by the Parties.

In the event a conventional/open hatch vessel arrives to the Cartagena load port out of the previously agreed laycan between the Seller and the Buyer, the Seller shall confirm to the Buyer in writing the new date on which it may load the vessel, provided that it shall be the next possible and closest date to load, without causing the Seller to incur in extra costs due to this event. This paragraph shall not apply to the pneumatic vessels because their shipping schedules are based on the vessel’s consecutive voyage rotation.

In any case, either with a conventional/open hatch vessel or with a pneumatic vessel, the Seller commits with the Buyer to attend the vessel as early as possible and to give priority to such loadings.

Laytime shall cease to count when: (a) the loading of the cargo has been completely performed and the flow of Product has ceased, (b) after the loading equipment and labors have been removed from the vessel or (c) after the final draft survey has been performed, whichever occurs last.

Section 4.03     Vessel. The Buyer shall charter at its own risk and expense vessels suitable for the carriage of the Product between the loading port and the unloading port in accordance with the Logistics Agreement.

The main characteristics of the carrying vessel shall be prior approved by the Seller latest twenty-four (24) consecutive hours (Saturdays, Sundays and Holidays Excluded (SATSHEX)) after receiving vessel nomination and same shall not be unreasonably withheld, conditioned or delayed.

Except as otherwise agreed, such vessel must respect the following criteria:

(a)     Classification of the International Association of Classification Societies;

(b)     International Group of P&I Clubs; and

(c)     Flag not blacklisted by the European Maritime Safety Agency.

The third parties employed by any of the Parties or the ship owner to load the Product from the performing vessel shall be always under the Master’s direction and supervision.

Section 4.04     Maritime Freights and Routes.

(a)     The Buyer shall assume any extra costs due to the Buyer’s declaration of a change in destination ports.

(b)     As a FOB Agreement, any variation in the actual fuel costs of the maritime pneumatic (i.e., [***]) freight shall be borne by the Buyer, whether it is a positive or a negative variation. For the avoidance of doubt, any variation in the costs of the Product comprising elements such as costs of production shall be borne by the Seller, unless the variation classifies as a Hardship pursuant to the terms set forth in Section 8.09.

Article V
Representations and Warranties

Section 5.01     Representations and Warranties. Each of the Seller and the Buyer represents and warrants to the other that:

(a)     Due Authorization. It has all required power and authority to execute, deliver and perform its obligations under this Agreement, and no other proceedings are necessary for the execution and delivery of this Agreement or the performance of its obligations contemplated hereby;

(b)     Due Incorporation. It is a company duly established or incorporated and organized under the laws of its establishment or incorporation jurisdiction;

(c)     Consents. It requires no authorization, consent, approval, waiver, license, qualification or exemption from, nor any filing, declaration, qualification or registration with any court, government agency or regulatory authority in connection with, its execution, delivery or performance of this Agreement;

(d)     Due Execution and Enforceability. Each Party has duly executed this Agreement and this Agreement with its exhibits constitutes its legal, valid and binding obligation, fully enforceable in accordance with its terms; and

(e)     Arm’s Length Transaction. It has taken all the necessary analysis to determine that this Agreement constitutes an arm’s length transaction.

Article VI
Force Majeure

Section 6.01     Force Majeure Definitions. For the purposes set forth in this Agreement, a “Force Majeure Event” shall mean any cause whatsoever that is beyond the respective Party’s reasonable control, including war, rebellion, riots, strikes, flood and fire, explosion, earthquake, hurricane, labor strikes, work stoppages or slowdowns, unavoidable accident, insurrection, revolution, civil commotion, sabotage, act of God or the enemies of the state of any of the Parties, perils of the sea, barratry, pandemics and quarantines that do not permit the supply of Product under this Agreement, prohibition or restriction by any competent government or any officer or agent thereof having jurisdiction in the premises, restraint by injunction or other legal process from which the Party restrained cannot reasonably relieve itself by giving security or by other procedure, but excluding lack of utilities or governmental demand or action, regulation or requirement or interference.

Section 6.02     Force Majeure.

(a)     If either of the Parties is rendered unable, wholly or in part, by a Force Majeure Event to perform or comply with any obligation or condition of this Agreement, then the Party so prevented shall not be liable to the other Party for the resulting failure to carry out its obligations hereunder and any such obligations, so far as may be necessary, shall be suspended during the period of such prevention, and such Party shall not be liable for any alleged loss or damages resulting from such failure to perform, in each case, only if such Party is in compliance with the terms and conditions of Section 6.02(b). Notwithstanding the existence of a Force Majeure Event preventing the Buyer from performing or complying with any obligation or condition of this Agreement, the Buyer will remain liable for any due and payable outstanding invoice.

(b)     Promptly following the beginning of a Force Majeure Event, the non-performing Party shall provide written notice to the other Party of (i) the obligations hereunder that such Party cannot perform, (ii) a full description of the Force Majeure Event, and (iii) and estimate of the time during which the Force Majeure Event will continue. Furthermore, such Party shall use commercially reasonable efforts to mitigate the effects of such Force Majeure Event and to promptly resume the performance of its obligations hereunder (it being understood that, with respect to the Seller, such commercially reasonable efforts shall be deemed to include using commercially reasonable efforts to seek substitute supply of the Product from other sources).

(c)     In the event that a Force Majeure Event lasts more than sixty (60) calendar days, the Parties shall agree on how to amend this Agreement in order to comply with its terms. If no agreement can be reached within thirty (30) calendar days from a formal request for consultations by any of the Parties, either Party may terminate this Agreement by written notice to the other Party with immediate effect any time after such thirty (30) calendar days.

Article VII

Indemnification

Section 7.01     Indemnification.

(a)     The Buyer shall indemnify, defend and hold harmless the Seller, its affiliates, and its and their respective directors, officers, employees and agents (the “Seller Indemnified Parties”) from and against any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, costs and expenses (including the reasonable costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding consequential, indirect and/or punitive damages.(collectively, “Losses”) incurred in connection with any and all suits, investigations, claims or demands of third parties (collectively, “Third Party Claims”) arising from, relating to, or occurring as a result of: (i) any breach by the Buyer of this Agreement; (ii) the Buyer’s sale or use of the Product supplied hereunder; or (iii) any gross negligence, willful misconduct or failure to comply with applicable law on the part of the Buyer and/or any of its affiliates or any of their respective personnel in connection with their performance of this Agreement; except for those Losses for which the Seller has an obligation to indemnify any Buyer Indemnified Party pursuant to Section 7.01(b).

(b)     The Seller shall indemnify, defend and hold harmless the Buyer, its affiliates, and its and their respective directors, officers, employees and agents (“Buyer Indemnified Parties”) from and against all Losses as a result of any Third Party Claim arising out of, relating to, or occurring as a result of: (i) any breach by the Seller of this Agreement; (ii) any defect or fault in the manufacture of, or materials used in, any Product supplied hereunder that constitutes, or results from, a failure of any Product to meet the Specifications; or (iii) any gross negligence, willful misconduct or failure to comply with applicable law on the part of the Seller and/or any of its affiliates or any of their respective personnel in connection with their performance of this Agreement; except for those Losses for which the Buyer has an obligation to indemnify any Seller Indemnified Parties pursuant to Section 7.01(a).

Article VIII
Miscellaneous

Section 8.01     Entire Agreement. This Agreement with all its exhibits, together with the Logistics Agreement, represents the entire agreement between the Parties relating to the subject matter hereof and may be amended or varied only in writing by duly authorized representatives of both Parties.

Section 8.02     Non-Competition. The Parties acknowledge and agree that they have entered into, and are bound by, the terms and the conditions of the Restrictive Covenant Agreement, dated January 12, 2024, by and between Grupo Argos S.A., Cementos Argos S.A. and Summit Materials, Inc. (the “Restrictive Covenant Agreement”) and that the terms and conditions of this Agreement are subject to the terms and conditions of the Restrictive Covenant Agreement.

Section 8.03     Severability. Should any provision of this Agreement be held to be invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

Section 8.04     Notices. All notices permitted or required under this Agreement shall be in writing and shall be by personal delivery, a recognized overnight courier service or certified or registered mail, return receipt requested, or by e-mail. Notices shall be deemed given upon earlier of actual receipt or one (1) calendar day after deposit with the courier service or receipt by sender of confirmation of electronic transmission. Notices shall be sent to the addresses listed below, or to such other address as either Party may specify in writing.

Notices shall be addressed to the respective Parties at the following addresses:

If to the Buyer:	Argos USA LLC
	Attention:	[***]
	Address:	[***]
	E-mail:	[***]

If to the Seller, to:	Zona Franca Argos S.A.S.
	Attention:	[***]
	Address:	[***]
	E-mail:	[***]

Section 8.05     Exclusion of Implied Warranties. The Seller represents and warrants that it has, and that the Buyer will receive, good and marketable title to the Product to be delivered hereunder, free and clear of any liens or encumbrances, and that the Product to be delivered hereunder shall comply with the Specifications.

Except as provided in this Section 8.05, the Seller makes no warranty of any kind with respect to the Product and specifically, but not exclusively, disclaims any express or implied warranty of merchantability, fitness for a particular purpose or against infringement or otherwise, and the Seller shall have no liability whatsoever as a result of the use of the Product sold so long as it meets the Specifications, whether used singly or in combination with other substances.

Neither Party shall be liable to the other Party, whether for negligence, breach of Agreement, misrepresentation or otherwise for loss of profits, revenue, goodwill, business opportunity or anticipated saving or any indirect or consequential loss or damage suffered by such other Party; provided that this paragraph of this Section 8.05 shall not apply with respect to a Party’s indemnification obligations pursuant to Article VII.

Section 8.06     Survival. The following provisions shall survive the termination or expiration of this Agreement pursuant to Section 1.02: Section 2.01(f), Section 2.03, Section 3.01(c) – Section 3.01(f) and Section 4.02 (in each case, with respect to supply occurring prior to the termination or expiration of this Agreement); Section 3.02 and Section 3.03 (in each case, with respect to payment obligations arising prior to the termination or expiration of this Agreement); and Article VII, Article VIII (except with respect to Section 8.09 and Section 8.13) and Article IX.

Section 8.07     Applicable Law. This Agreement shall be governed by and interpreted according to laws of the State of Delaware, United States of America, notwithstanding the residence or principal place of business of either Party, the place where this Agreement may be executed by either Party or the provisions of any jurisdiction’s conflict-of-laws principles.

Section 8.08     Duties and Taxes. All taxes, fees, duties, and other similar charges (regardless of their denomination) imposed on, or arising out of, the sale of Product or on the Product prior to the passage of title to the Buyer shall be for the account of and payable by the Seller, according to the applicable law. Therefore, the Buyer shall be responsible for all taxes, fees, duties, and other similar charges imposed at the time of or after the passage of title to the Buyer.

Section 8.09     Hardship. In case of material changes in the present or future export or import duties, taxes, charges or fees or in case of material and otherwise unforeseeable changes in the present conditions resulting in material hardship or material economic harm to any of the Parties to fulfil the terms and conditions of this Agreement (a “Hardship”), the Party affected may call for immediate negotiations between the Parties to lead to a mutually acceptable agreement by delivery of written notice to the other Party within ninety (90) days of the occurrence of such change. If such negotiations have not led to a mutually acceptable agreement within thirty (30) calendar days from the receipt of such notice, then either Party shall have the right to bring the issue to dispute settlement pursuant to Article IX.

Section 8.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 8.11     Confidentiality. This Agreement shall be strictly confidential. The Seller and the Buyer will maintain confidential, and will cause their respective directors, officers, employees and affiliates to maintain confidential, all terms and conditions of this Agreement as well as any other confidential information exchanged between the Parties hereunder. In the case that any such confidential information is required to be delivered to a competent authority according to applicable laws and regulations, the Party who has been required to deliver such information to a competent authority shall promptly inform the other Party, in order for the other Party to cooperate in connection therewith and so that such other Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy. If such information is required to be delivered to a competent authority, the applicable Party shall deliver only that portion of the confidential information which is legally required to be delivered. Notwithstanding the foregoing, either Party may disclose the terms and conditions of this Agreement in connection with a public filing made by such Party that is required to be made by applicable law; provided that, such Party shall (a) only be permitted to disclose the terms and conditions of this Agreement to the extent required by such applicable law and (b) redact or otherwise omit any commercially-sensitive terms in connection with such disclosure.

Section 8.12     Assignment. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion; provided that (a) the Seller may assign any and all of its rights or obligations under this Agreement to any of Cementos Argos S.A.’s wholly-owned subsidiaries and (b) the Buyer may assign any and all of its rights or obligations under this Agreement (i) to any of the Buyer’s wholly-owned subsidiaries or any of Argos North America Corp.’s wholly-owned subsidiaries (ii) in connection with the transfer or sale of all or substantially all of the business of the Buyer to which this Agreement relates to a third party (whether by merger, sale of stock, sale of assets or otherwise). No assignment under Section 8.12(a) or Section 8.12(b)(i) of this Agreement by either Party shall relieve such Party of any of its obligations hereunder. Any attempted assignment of this Agreement in contravention of this Section 8.12 shall be null and void ab initio.

Section 8.13     AML/CFT SCMS. Either Party may unilaterally and immediately terminate this Agreement, in the event that the other Party is: (a) included in asset laundering and terrorism financing control lists managed by any national or foreign authority, such as the list of the OFAC - Office of Foreign Assets Control issued by the United States Department of the Treasury, the lists of the United Nations Organization, as well as any other public list related with asset laundering and terrorism financing, or (b) prosecuted by the competent authorities in any type of legal process related with the commission of the aforesaid crimes. Each Party hereby irrevocably authorizes the other Party to request information in such lists and/or similar lists. The Seller shall have no right to receive any payment under this Agreement if any of the conditions set forth in (a) or (b) are met.

Each Party represents and warrants to the other Party that: (i) the resources, funds, assets or goods related to its business have been legally obtained and are not connected to money laundering or any of its related crimes, and (ii) the resources, funds, assets or goods related to its business shall not be used to finance terrorism or any other criminal activities pursuant to the laws of its jurisdiction or incorporation or the places where it conducts its business. Each Party further agrees to comply with the requirements of the Anti-Money Laundering and Combating the Financing of Terrorism Self-Control and Management System - AML/CFT SCMS policy defined by Cementos Argos S.A., parent company of the Seller, which requires the delivery of applicable supporting documents and annual updates of its information.

Section 8.14     Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 8.15     Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 8.16     Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement; provided, that TACC will solely have the benefit of the rights conferred to it under Section 2.04 to appoint at least one member to the Coordination Committee.

Section 8.17     Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.18     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT

OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.18.

Section 8.19     Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Article IX
DISPUTE RESOLUTION

Section 9.01     Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (individually and collectively, a “Dispute”), the Parties will utilize the dispute resolution processes set forth below to resolve any dispute, claim or controversy which the Parties have not been able to resolve to their mutual satisfaction in the ordinary course of business.

In the event the Parties are unable to resolve a Dispute in the ordinary course of business, either Party (the “Complaining Party”) may initiate the dispute resolution process by delivering written notice to the Coordination Committee members of the other Party (the “Receiving Party”). Within ten (10) business days after delivery of notice, the Receiving Party will submit to the Complaining Party a written response. Within five (5) business days after delivery of a response, the designated Coordination Committee members will meet and confer at a mutually acceptable time, and thereafter as often as they deem reasonably necessary, in an effort to resolve the Dispute through good faith negotiation.

Section 9.02     Jurisdiction and Service of Process.

(a)     If a Dispute has not been resolved to the mutual satisfaction of both Parties within twenty (20) business days following the Complaining Party’s delivery of the original notice, or if the Parties’ respective Coordination Committee members fail to meet and confer about the Dispute within fifteen (15) calendar days after delivery of the response (or such later date as the Parties may agree in writing), such Dispute will be subject to exclusive jurisdiction in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware).

(b)     Process in any such action may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing,

each Party agrees that service of process on such Party as provided in Section 8.04 shall be deemed effective service of process on such Party.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on the date first written above.

Argos USA LLC

By	/s/ Felipe Aristizabal
	Name:	Felipe Aristizabal
	Title:	Vice President
Zona Franca Argos S.A.S.

By	/s/ Alberto Carlos Riobo
	Name:	Alberto Carlos Riobo
	Title:	Legal Representative

[Signature Page to Cement Supply Agreement]